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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 20, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002, Annual Reports to Shareholders of the Fixed Income SHares: Series C and Fixed Income
SHares: Series M (each a portfolio of Fixed Income SHares) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.






PRICEWATERHOUSECOOPERS LLP

Kansas City, Missouri
March 1, 2003